                                                                    EXHIBIT 4.12

                   FORM OF SUBSCRIPTION AND JOINDER AGREEMENT

This agreement was executed separately by each of the following individuals. The lettered columns in the chart below correspond to information about the shares with regard to each investor found in Exhibit B to those agreements.

                               A                        B                        C
                       Shares of Class A        Shares of Class L        Aggregate Purchase
MANAGEMENT INVESTOR      Common Stock              Common Stock           Price and Advance
-------------------      ------------              ------------           -----------------
Gary Bruce Burwell           1,162                    1,162                   $15,000
Patrick F. D'Agostino        1,162                    1,162                   $15,000
Frank J. Fitzgerald          1,162                    1,162                   $15,000
Peter R. McCourt             1,162                    1,162                   $15,000
Patrick J. Melia             1,162                    1,162                   $15,000
Karen L. Shaw Nelson         1,162                    1,162                   $15,000
Frank Oerlemans              1,162                    1,162                   $15,000
Michael E. Puhala            1,162                    1,162                   $15,000
David R. Whatley             1,162                    1,162                   $15,000

                       SUBSCRIPTION AND JOINDER AGREEMENT

                  This Subscription and Joinder Agreement is made effective as of December 31, 2003 (the "AGREEMENT") by and among ERICO GLOBAL COMPANY, a Delaware corporation (the "COMPANY") and the undersigned Management Investor set forth on the signature page hereto.

                                   BACKGROUND

                  A. The Company entered into that certain Securities Exchange, Purchase and Holders Agreement (the "STOCKHOLDERS AGREEMENT") dated as of July 31, 2002 by and among the Company, Citicorp Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P. and Bill Roj, a copy of which is attached hereto as Exhibit A. Pursuant to Section 8.15 of the Stockholders Agreement, any person who is granted the right to acquire Securities from the Company after the date of the Stockholders Agreement may become a signatory to the Stockholders Agreement by executing a written instrument agreeing to be bond by the terms and conditions therein.

                  B. Pursuant to the terms of the Stockholders Agreement, the Company has authorized the Management Investor to purchase shares of the Company's Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON STOCK") and Class L Common Stock, par value $0.01 per share (the "CLASS L COMMON STOCK" and together with the Class A Common Stock, the "SHARES").

                  C. The Management Investor is currently an employee of the Company who was offered by the Company prior to December 31, 2003 the opportunity to purchase shares of Class A Common Stock and/or Class L Common Stock on the terms and conditions set forth herein.

                  D. Execution of this Agreement by the Management Investor evidences the Management Investor's acceptance of the Company's offer at the time it was made and memorializes the agreement between the Company and Management Investor on or before December 31, 2003.

                  E. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Stockholders Agreement.

                                      TERMS

                  In consideration of the mutual representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1.1. Acquisition of Securities.

                           (a)      Issuance. Subject to the terms and
conditions set forth herein, the Company issues to the Management Investor listed on Exhibit B hereto effective as of December 31, 2003 the number of shares of Class A Common Stock and/or Class L Common Stock set forth opposite such Management Investor's name on Exhibit B hereto with an aggregate value equal to $ (see Column C above) (the "PURCHASE PRICE").

                           (b)      Consideration. As of December 31, 2003, the
Company was obligated to distribute a certain amount of cash to the Management Investor as a performance bonus (the "BONUS") earned by such Management Investor for fiscal year 2003. Effective December 31, 2003, the Company agreed to advance $ (see Column C above) of the Bonus to the Management Investor ("ADVANCE") and use the proceeds of such Advance to pay the Purchase Price, and the Management Investor agreed to such arrangement. The Management Investor agrees that its claim against the Company for payment of the portion of his or her Bonus to be used to pay the Purchase Price was released in connection therewith.

         Section 1.2. Joinder to Agreement.

                           (a)      Effective December 31, 2003, the Management
Investor agrees to become bound by the terms and conditions of the Stockholders Agreement, to become entitled to the benefits of the Stockholders Agreement and to become a party to the Stockholders Agreement as a "Management Investor" with the same effect as if such Management Investor had executed the Stockholders Agreement on and as of the original date thereof.

                           (b)      Effective December 31, 2003, the Management
Investor agrees that the shares of Class A Common Stock and/or Class L Common Stock purchased hereunder shall be deemed to be "Class A Common Stock" and "Class L Common Stock" as those terms are defined and used in the Stockholders Agreement and shall be subject to certain restrictions on transfer as set forth in the Stockholders Agreement and that certain Supplemental Stockholders Agreement, effective as of the date hereof (the "SUPPLEMENTAL AGREEMENT").

         Section 1.3. Stock Certificates. Within a reasonable time following the execution of this Agreement, the Company shall deliver to the Management Investor a certificate or certificates representing the shares of Class A Common Stock and/or Class L Common Stock purchased by such Management Investor.

         Section 1.4. Representations Warranties and Covenants of the Management Investor. The Management Investor hereby represents and warrants to, and covenants and agrees with, the Company that as of December 31, 2003 and the date of execution of this Agreement:

                           (a)      he or she had and has sufficient knowledge
and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of his investment in the Company, and he was and is able financially to bear the risks thereof;

                           (b)      the Shares being purchased by him or her are
being acquired for his or her own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

                           (c)      he or she understands that (i) the Shares
have not been registered under the Securities Act of 1933 (the "SECURITIES ACT") by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect, and (iv) the Company will make a notation on its transfer books to such effect;

                           (d)      he or she had and has no present need for
liquidity in connection with his or her purchase of the Shares; and

                           (e)      the purchase of the Shares is consistent
with the general investment objectives of such Management Investor, and that he or she understands that the purchase of the Shares involves a high degree of risk.

         Section 1.5. Company Covenant. The Management Investor is entitled to receive out of any Unliquidating Distribution (as defined in the Certificate of Incorporation of the Company) made by the Company to the holders of Class L Common Stock from the proceeds of a currently contemplated note offering by ERICO International Corporation (a) notwithstanding anything to the contrary in the Certificate of Incorporation of the Company, the Yield (as defined in the Certificate of Incorporation of the Company) that has accrued since December 31, 2003 on the shares of Class L Common Stock purchased by the Management Investor hereunder, and (b) to the extent any portion of the distribution remains, his or her pro rata portion of any Unreturned Original Cost (as defined in the Certificate of Incorporation of the Company).

         Section 1.6. Miscellaneous.

                           (a)      This Agreement and all of the provisions
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement, together with the Stockholders Agreement and the Supplemental Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions and understandings of any and every nature among them.

                           (b)      The validity, performance, construction and
effect of this Agreement shall be governed by and construed in accordance with the internal law of Delaware, without giving effect to principles of conflicts of law.

                           (c)      The headings in this Agreement are for
convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

                           (d)      Each party shall cooperate and take such
action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

                           (e)      In the event of a breach or a threatened
breach by any party hereto of such party's obligations under this Agreement, the Stockholders Agreement or the Supplemental Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of such party's rights thereunder. The parties agree that the provisions of this Agreement, the Stockholders Agreement and the Supplemental Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

                           (f)      This Agreement may be executed in two or
more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on _____________________ ____, 2004 and have made this Agreement effective as of December 31, 2003.

                                        ERICO GLOBAL COMPANY

                                        By: /s/ Peter B. Korte
                                            ------------------------------
                                            Name:  Peter B. Korte
                                            Title: General Counsel and Secretary

                                        ________________________________________
                                        Printed Name:

               Subscription and Joinder Agreement - Signature Page

                                                                       Exhibit A

               Securities Exchange, Purchase and Holders Agreement

                                     OMITTED

                Subscription and Joinder Agreement - Exhibit Page

                                    EXHIBIT B

Management              Shares of Class A          Shares of Class L               Aggregate
 Investor                 Common Stock               Common Stock               Purchase Price
 --------                 ------------               ------------               --------------
__________________            A                           B                            C